UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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April 15, 2022

Dear Shareholder,

We are writing to you on behalf of the Board of Directors (the “Board”) of Astec Industries, Inc. (the “Company,” “we” or “our”) to reaffirm our continued commitment to board refreshment and diversity and to request that you vote “FOR” the re-election of Mary L. Howell as a director of the Company at our 2022 annual meeting of shareholders to be held on April 28, 2022 (the “Annual Meeting”).

To create a culture of diversity, equity and inclusion for all our employees, the Board recognizes that diversity needs to start with the Board, with racially and ethnically diverse directors, in addition to the current diverse gender, skill and experience representation. As a result, our Board has committed to adding a racially and ethnically diverse director to our Board by the 2023 annual meeting. As part of our Director Transition Plan, two of our current directors will be retiring at the annual meeting in 2023, and our Nominating and Corporate Governance Committee has already initiated a director search process to deliver on our commitment.

Since 2018, our Board has undertaken significant refreshment initiatives that have (1) transitioned the Board from an all-male board to a 30% gender diverse board with 3 highly qualified female directors (assuming the election of Ms. Linda Knoll and the reelection of Ms. Howell and Ms. Cook at the Annual Meeting) and (2) reduced the average tenure of our directors from 15 years to 7 years.
Ms. Howell, as the chair of our Nominating and Corporate Governance Committee, has been instrumental in these initiatives and our commitment to diversity. During her short tenure as chair of the Nominating and Corporate Governance Committee, our Board has appointed a female director, Tracey Cook, as the chair of the Audit Committee. We are confident that our shareholders will recognize our Board’s commitment to diversity, the meaningful progress on the Board refreshment effort, and Ms. Howell’s instrumental role and her leadership in continuing to advance our Board’s diversity and, as a result, support Ms. Howell’s re-election.

Based on the foregoing and on behalf of the Board, we strongly recommend that our shareholders vote “FOR” Ms. Howell and the other director nominees named in in our definitive proxy statement, which was filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022 (the “Proxy Statement”).

Thank you for your consideration and continued support.

Sincerely,

Astec Industries, Inc.

This supplemental information to the Proxy Statement is first being released to shareholders on or about April 15, 2022, and should be read together with the Proxy Statement. Except as specifically supplemented by the information contained in this supplemental information, all information set forth in the Proxy Statement remains accurate and should be considered when voting your shares. The Proxy Statement and other documents filed by the Company with the SEC may be obtained free of charge at www.sec.gov and from the Company's website at www.astecindustries.com/investors.